EXHIBIT 21.1

SUBSIDIARIES

1.    Duncan Capital Financial Group, Inc.
2.    Complete Investment Management Inc. of Philadelphia
3.    Asset Preservation, Inc. (f/k/a MD Bluestein, Inc.)
4.    Pension Administration Services, Inc.
5.    Valley Forge Enterprises, Ltd.
6.    Stephen H. Rosen & Associates, Inc.
7.    Haddon Strategic Alliances, Inc.